Exhibit 99.1

NEWS RELEASE

ADELE S. SIMMONS TO RETIRE FROM
MARSH & McLENNAN COMPANIES BOARD OF DIRECTORS
IN MAY 2015

NEW YORK, July 23, 2014 — Marsh & McLennan Companies, Inc. (NYSE: MMC) announced today that Adele S. Simmons, a member of the Company’s Board of Directors since 1978, will retire from the Board effective May 20, 2015, and will not stand for re-election at the Company’s 2015 annual meeting. Ms. Simmons currently serves as chair of the Board’s Corporate Responsibility Committee and is a member of the Directors and Governance Committee.

“On behalf of the entire Board of Directors, I would like to thank Adele for her distinguished service and innumerable contributions to Marsh & McLennan Companies for more than 35 years,” said Independent Chairman of the Marsh & McLennan Companies Board of Directors Lord Lang of Monkton. “Over Adele’s long and distinguished tenure as a member of the Board, she has served the Company and our shareholders with extraordinary dedication and commitment. We thank Adele for her guidance, insights, contributions, and service, which have been an inspiration to us all.”

A noted executive, academic, and environmentalist, Ms. Simmons is the vice chair of Metropolis Strategies, president of the Global Philanthropy Partnership, and serves on the board of directors of Ceres, an advocate for sustainable leadership. From 1989 to 1999, Ms. Simmons was president of the John D. and Catherine T. MacArthur Foundation. Prior to

leading the MacArthur Foundation, Ms. Simmons served as president of Hampshire College, dean of students and assistant professor of history at Princeton University, and dean of Jackson College at Tufts University. Ms. Simmons also served as a member of the World Economic Forum’s Global Redesign Initiative, President Carter’s Commission on World Hunger, and President George H.W. Bush’s Commission on Sustainable Development.

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About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. With annual revenue exceeding $12 billion, Marsh & McLennan Companies’ 55,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 130 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

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